UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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BENIHANA INC.
(Name of Registrant as Specified in Its Charter)

RHA TESTAMENTARY TRUST BENIHANA OF TOKYO, INC. KEIKO ONO AOKI
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Benihana of Tokyo, Inc. (“BOT”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange  Commission  of a proxy statement and an accompanying GOLD proxy card to be used in connection with the  solicitation  of proxies against the proposed reclassification of the Class A Common Stock of Benihana Inc. (“Benihana”) into Common Stock which will be voted  on  at  a  special meeting  of  the  Company’s  stockholders to be held on November 17, 2011.

On November 11, 2011, BOT issued the following press release:

Institutional Shareholder Services (ISS) Again Recommends Common Shareholders of Benihana Inc. Reject the Reclassification Proposal at the Upcoming Special Meeting

Concludes that Reclassification Proposal "Provides Inequitable Treatment of the Common Shareholders" and "Does Not Warrant Their Support"

Benihana of Tokyo, Inc. Urges Fellow Common Shareholders to Follow ISS Recommendation and Vote the GOLD Proxy Card Today Against the Reclassification Proposal

NEW YORK, Nov. 11, 2011 /PRNewswire/ -- Benihana of Tokyo, Inc. ("BOT"), Benihana's largest common shareholder, today announced that Institutional Shareholder Services (ISS), a leading independent proxy advisory firm, has issued a report recommending that the common shareholders of Benihana Inc. (Nasdaq: BNHN) vote "AGAINST" the Company's proposal to reclassify each share of the Company's Class A Common Stock into one share of Common Stock (the "Reclassification") at a Special Meeting scheduled to be held on November 17, 2011.  BOT urges Benihana common shareholders to follow ISS and vote the GOLD proxy card TODAY to protect their investment and reject the ill-advised Reclassification.

Excerpts from ISS' Report to Benihana shareholders dated November 7, 2011:

On the Company's Statement That its Certificate of Incorporation Prohibits the Payment of a Premium to Common Stockholders

"While the board has noted that an amendment to the governing documents might be required to give one class of common shareholders preferential treatment in the form of an exchange ratio which embeds a market premium, we note that the current proposal is itself requesting shareholder approval to amend the governing documents, strongly suggesting that amending the governing documents is in fact not too steep a climb for shareholders, if it leads to a fairer and more positive outcome."

On the Company's Presentation Prepared by its Financial Advisor Attempting to Justify Why Premium Not Being Offered to the Common Shareholders for their Voting Dilution ISS Again Noted

"As we noted in our analysis of the same proposal for the September Special Meeting, even the evidence from the company's own financial advisor, when examined more closely, supports the notion that some compensation in the form of an exchange premium should be paid, and characteristically has been paid, in precedent transactions. While the board has again determined that a premium to the class suffering voting dilution is not appropriate, we again find no evidence in the precedent transactions, trading liquidity, or market reaction to support that view."

ISS' Conclusion

"ISS supports "one-share, one-vote" voting structures at publicly-traded companies, out of the conviction that voting rights have value. While a single class structure is preferable, however, it does not follow that shareholders willingly suffering dilution of their voting rights should no compensation for the value they are giving up. If one of the aims of good corporate governance is to preserve, protect, and extend shareholder value, it would make little sense to insist that one class of shareholders forfeit an element of that value without appropriate compensation."

"Because it provides inequitable treatment of the Common shareholders, however, in denying them compensation for the substantial voting dilution they would undergo, the proposal is not yet in their best interests, and does not warrant their support."

If you have any questions or require any assistance with your vote, please contact SCB Advising, Inc., who is assisting us, at 1-877-786-3323 or 1-646-290-5243.

Contact:

Steven Balet
(917) 261-2217